Exhibit 10.11

	Internet Infrastructure Services Agreement	Q9 Networks Inc. 100 Wellington St. West P.O. Box 235, Suite 900 Canadian Pacific Tower Toronto-Dominion Centre Toronto, ON M5K 1J3 Tel: (416) 362-7000 Fax: (416) 362-7001 www.Q9.com
Master Terms and Conditions

IISA-MT C08/27/05	(Page 1 of 7)

This Internet Infrastructure Services Agreement (the “Agreement”) is made as of JUNE 21, 2006 (the “Effective Date”) between Q9 Networks Inc. (“Q9”), with offices at Suite 900, 100 Wellington Street West, Canadian Pacific Tower, Toronto-Dominion Centre, Toronto, ON M5K 1J3 and Yak Communications (Canada) Inc., (“Customer”) with offices at 300 Consillum Place, Suite 500, Toronto, Ontario M1H 3G2 and describes the current terms and conditions under which Q9 will provide services to the Customer. In addition to these Master Terms and Conditions, the following documents are Incorporated by reference into this Agreement and are deemed to be a part of and make up the entire Agreement: Schedule A - Sales Order Form; Schedule B - Customer Information Form; Schedule C - Service Level Agreement and Schedule D – Installation Date Confirmation Form.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereby agree as follows.

Q9 agrees to provide and Customer agrees to purchase, subject to the terms and conditions contained herein, the Services described in the applicable Sales Order Form. The parties may from time to time by mutual agreement order other Services pursuant to additional Sales Order Forms and such Sales Order Forms shall be governed by these Master Terms and Conditions and form a part of this Agreement for all purposes.

1. Interpretation.

(a) Definitions. The capitalized terms used in this Agreement, have the following meanings:

“Agreement” - any Sales Order Form together with these Master Terms and Conditions, Q9’s Service Level Agreement, Customer Information Form and Installation Date Confirmation Form.

“Customer Provided Equipment” - the Customer’s network servers and other equipment, together with all required software and/or related components, owned and/or supplied by the Customer which is necessary for interconnection to Q9’s network facilities or otherwise required for use in connection with any of the Services.

“Customer Technology” - the Customer’s proprietary technology, including the Customer’s internet operations design, content, software tools, hardware designs, algorithms, software (In source and object code formals), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related Intellectual property rights throughout the world (whether owned by the Customer or licensed to the Customer from a third party) and also including any derivatives, improvements, enhancements or extensions of Customer Technology conceived, reduced to practice, or developed during the term of this Agreement by the Customer that are uniquely applicable to the Customer.

“Equipment” - the Customer Provided Equipment and the Q9 Provided Equipment.

“Installation Date” - the date(s) set out in Q9’s Installation Date Confirmation Form which pertain to Q9’s initial set-up of all or a part of the Services (as described in a Sales Order Form) by the end of the business day on the date(s) specified and Q9’s corresponding billing to the Customer for the Services.

“Fees” - charges and fees for Services set forth in a Sales Order Form and Supplemental Services, as well as the costs of third party services or products, including increases thereto, purchased by Q9 on the Customer’s behalf at the Customer’s request.

“Q9 Data Centre” - any of the facilities which Q9 uses to provide the Services.

“Q9 Provided Equipment” - equipment referred to in a Sales Order Form, together with all required software, hardware and/or related components, which will be supplied by Q9 as required for use in connection with any of the Services.

“Q9 Technology” - Q9’s proprietary technology, including Q9 Services, software tools, hardware designs, algorithms, software (in source and object code formats), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Q9 or licensed to Q9 from a third party) and also including any derivatives, Improvements, enhancements or extensions of Q9 Technology conceived, reduced to practice, or developed during the term of this Agreement by either party that are not uniquely applicable to the Customer in that they may generally be used in Q9’s business.

“Recurring Charges” - recurring periodic fees and charges payable to and/or recoverable by Q9 for the Services, including taxes, fees, equipment rental and governmental, carrier and any other third party charges.

“Re-Sale” - any disposition or distribution of or making available to, third parties of Services purchased from Q9 pursuant to this Agreement and whether occurring by direct sale distribution or disposition to such third party or through the use of a server containing third party data.

“Sales Order Form” - Q9’s form of Order Form referencing Q9’s Master Terms and Conditions and accepted and signed by the Customer and Q9 with respect to the Services.

“Services” - the agreed upon services to be provided by Q9 to the Customer as initially described in a Sales Order Form and as may subsequently be modified or added to pursuant to additional Sales Order Forms or Supplemental Service requests.

“Setup Fees” - non-recurring fees and charges payable to and/or recoverable by Q9 for any one or more of the Services, hardware, software, taxes and fees related to the setup of the Services.

“Space” - the portion(s) of the Q9 Data Centre made available to the Customer for the placement of Customer Provided Equipment and/or the Q9 Provided Equipment and such other space as is required for the provision of the Services.

(b) Applicable Law, Practices and Procedure. This Agreement shall be governed and interpreted according to the laws of Ontario.

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Canada without regard to conflicts of law rules or principles. In relation thereto, the parties will comply with all applicable criminal and civil laws Including, but not limited to, laws relating to Intellectual property protection, trade secrets, privacy, obscenity and harassment. The parties agree that, except as stated in the last sentence of this paragraph, any controversy arising under, out of, in conjunction with or relating to this Agreement shall be determined and settled by arbitration in accordance with the laws of Ontario. Any award resulting from such arbitration shall be final and binding on Q9 and the Customer and their respective representatives and judgment may be entered on such award in any court having jurisdiction. The arbitrator shall not have the power to award special, incidental, indirect, consequential or punitive damages. The expense of any arbitration shall be borne by Q9 and the Customer in the proportions the arbitrator shall determine. Notwithstanding the above, the parties reserve the full and unrestricted right to enforce all of their legal rights and remedies whether in contract, common law, equity or otherwise.

2. Services.

(a) General: Customer agrees to purchase the Services described in a Sales Order Form(s) as may be subsequently revised in writing by the duly authorized representatives of Q9 and the Customer. Q9 agrees to provide such Services in accordance with our Service Level Agreement and Q9’s operational procedures and Data Centre rules and guidelines as currently in effect, provided that the Customer shall receive evidence of all such operational procedures and rules and guidelines and any amendments thereto, or modifications thereof, Other than as set out herein, failure to attain service levels as stated in our Service Level Agreement shall not constitute a breach of this Agreement. The award of a service credit(s) or the termination of this Agreement as provided in section 9 hereof form the Customer’s sole remedies for any such failure to attain service levels.

(b) Delivery of Supplemental Services: The purpose of this provision is to enable Q9 to provide the Customer with certain limited services and equipment needed by the Customer on a “one-off” or emergency basis (“Supplemental Services”) where such services are not included within the scope of the Services as specifically described in a Sales Order Form. Supplemental Services may include, as an example, a request from the Customer to Q9 via telephone that Q9 immediately replace a problem Customer server with a Q9 server for a temporary period of time, Q9 shall notify the Customer of the Fees for any Supplemental Services requested by the Customer and obtain the Customer’s approval prior to providing such Supplemental Services. The Customer agrees to pay Q9 the Fees charged by Q9 for Supplemental Services. The Customer will be charged for Supplemental Services in an invoice issued the month following delivery of the Supplemental Services, Q9 will use commercially reasonable efforts to provide Supplemental Services, provided that Q9 has no obligation to determine the need for or provide Supplemental Services. All Supplemental Services provided pursuant to this paragraph 2(b) are provided on an “as-is” basis and exclude any representations, warranties or conditions of any kind, whether express or implied, other than as expressly contained herein or in the SLA.

(c) Changes to the terms and conditions: If Q9 proposes to change any of the terms and conditions applicable to the Service during the term of this Agreement, Q9 shall provide the Customer with thirty (30) days’ prior written notice (the “Notice”). Upon receipt of the Notice, the Customer shall have fifteen (15) days to notify Q9 that it objects to such change and that it elects to terminate the affected Service (the “Objection”). In this event, such termination shall become effective on the date of the change of the terms and conditions described in the Notice. Neither party shall be deemed to be in breach of this Agreement as a result of such termination. If the Customer does not send an Objection to Q9 within such fifteen (15) day period, the Customer shall be deemed to have accepted the changes to the terms and conditions as set out in the Notice.

3. Use.

The Customer shall use the Services and any Supplemental Services for lawful purposes only and in accordance with the terms and conditions hereof. The Customer shall use the Space solely for the location and operation of the Customer Provided Equipment and any Q9 Provided Equipment described in a Sales Order Form. The Customer shall not have any real property interests in the Space. The Space is accepted “AS IS” by the Customer. The Customer shall maintain the Space in the same quality and condition as provided to it by Q9. To protect the integrity of the Q9 Data Centre and Space, including the Customer Provided Equipment and all other equipment installed there. Q9 has the right to prohibit the entry of material and equipment such as packing, cartons, refuse, bulky or dirty outside clothing, food, cellular phones and other nonessential items and to restrict Customer activities within the Q9 Data Centre to only those which cannot be conducted elsewhere.

The Customer shall not connect or interconnect the Equipment with any other equipment or services of any third party without Q9’s prior written consent. All third party software provided to Customer by Q9 in connection with any of the Services shall be subject to third party’s terms and conditions, inclusive of proprietary rights, for that software, which Customer agrees to abide by and in relation thereto, Customer authorizes Q9 to permit said third party with access to its facilities and the Customer Provided Equipment on which the software product(s) are run for audit purposes only (If the third party software products(s) is running on Equipment located elsewhere, Customer agrees to permit access to said third party for the same purpose set out herein). Customer also authorizes Q9 to provide said third party with Customer’s name and any Customer Provided Equipment information that may be required to obtain the use of said third party’s software.

Subject to the Customer’s compliance all applicable security, safety and authorization procedures for which, where applicable, the Customer has received written notice, access to the Space shall be available twenty-four (24) hours per day and seven (7) days per week but shall be limited to employees and agents of the Customer whom the Customer has authorized to have access to the Space in accordance with Q9’s operational procedures and Data Centre rules and guidelines as currently in effect. The Customer specifically requires Q9 to deny access, on the Customer’s behalf, to any unauthorized party. In accordance with Section 11, the Customer releases Q9 from any liability arising as a result of Q9 permitting or denying access as provided in this paragraph.

Q9 shall have the authority (without subjecting Q9 to any liability related thereto) to suspend the Customer’s operations in and around the Space if (in the sole discretion of Q9, acting reasonably) there arises any hazardous condition, unsafe practice, emergency situation or Customer breach of any of the material terms and conditions of this Agreement that requires such suspension. Q9 will provide Customer with notification of any such suspension before it occurs, or if that is not possible then as soon as practicable thereafter, and will work diligently with Customer to resolve such hazardous condition, unsafe practice or emergency situation and to restore Customer’s operations as soon as possible. Q9 may, upon reasonable notice, require the Customer to relocate the Equipment to another space; provided, however, that such other space shall afford reasonably comparable access, environmental conditions and facilities. Q9 will seek Customer’s prior approval of the proposed relocation Space, which approval will not be unreasonably withheld. All reasonable costs of relocating the Equipment shall be borne by Q9. Q9 shall have the right to access the Space at any time for any purpose.

4. Fees and Invoicing.

The Customer shall pay to Q9 the Fees and other charge for Services set forth in a Sales Order Form. Fees for the Services shall be payable without counterclaim, set-off or demand and shall be prorated for any partial month. Q9 reserves the right, in its sole

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discretion, to require that the Customer pay to Q9 any non-recurring or one-time Fees prior to the delivery of Services, provided that, except in the case of emergency situations, the Customer has agreed to such one-time Fees in advance. All Fees charged by Q9 for Services are exclusive of all taxes and similar fees now in force or enacted in the future and imposed on the transaction and/or the delivery of Services, all of which the Customer will be responsible for and will pay in full, except for taxes based on Q9’s net income. Fees shall be invoiced prior to the delivery of Services, except for Services which are usage based, which will be invoiced at the end of the month within which the Services were delivered. Fees shall be determined in accordance with Q9’s customary method of calculation. Fees shall be paid to Q9 at its address first above written or at such other place as Q9 may designate in writing. All Fees, invoices and payments shall be in Canadian dollars. Payments are due net thirty (30) days from the date of Q9’s invoice and are subject to late charges thereafter, calculated at the rate of twelve (12) percent per annum (1.0 percent per month). Q9’s invoice shall be deemed to have been received by the Customer on the third day after mailing. If a Customer’s payment is not honoured for NSF reasons, the Customer agrees to pay Q9 the greater of thirty-five ($35.00) or the amount actually charged to Q9 by its financial institution for the returned item, Q9 may suspend performance or provision of the Services or terminate this Agreement for late or non-payment of Fees five (5) business days after written notice has been delivered to the Customer provided that the Customer has not cured such default within such notice period, and the Customer shall be liable for any reasonable legal or collection agency fees incurred by Q9 in connection therewith, Q9 shall provide the Customer, at its request, with a schedule of any additional fees for additional services not covered in a Sales Order Form. Q9 may price such additional services in its sole discretion. Any Services upgrades requested by the Customer may result in additional fees or other charges, Q9 may reclassify service levels, revise product or Services descriptions, or modify published prices as per Section 2(c). If the parties fall to agree on a reclassification or modification of such Services or prices, either party may terminate this Agreement in accordance with Section 2(c) herein without liability therefor except for accrued Fees to the date of termination.

The Customer agrees that on termination, expiry or cancellation of this Agreement, it will immediately pay all amounts due to Q9 in accordance with this Agreement. With respect to any outstanding payments owing to Q9, the Customer gives Q9 authority to (a) retain all Customer Provided Equipment until such amounts have been paid in full and (b) sell the Customer Provided Equipment to a third party or to Q9 and apply the proceeds of such sale to all outstanding amounts (including sale costs), if full payment has not been made within thirty (30) days of the end of the Agreement and if Q9’s rights in this regard have not been subsequently waived in a separate overriding agreement with the lessor of said Customer Provided Equipment. The Customer acknowledges that even after termination, expiry or cancellation of this Agreement, it shall continue to be responsible for any amounts payable to Q9 prior to and as a result of the termination, expiry or cancellation of this Agreement.

5. Equipment.

(a) Responsibility for and Installation and Removal of Q9 Provided Equipment: Except as otherwise provided, Q9 has the sole responsibility for obtaining, installing, maintaining and removing all Q9 Provided Equipment. The Customer may not, nor will it permit any third party to tamper with, relocate, remove or alter labels, change or otherwise modify or interfere with any item of Q9 Provided Equipment unless authorized by Q9 in writing to do so. The Customer acknowledges that it will not acquire any ownership interest in the Q9 Provided Equipment, The Customer agrees that, except for the negligence or deliberate act of Q9 or its employees, contractors or agents, the Customer will be solely responsible and liable for any loss or damage to the Q9 Provided Equipment that occurs while it is being used in connection with the Services whether such equipment is located at the Q9 Data Centre, off-site at the Customer’s offices or any other off-site location that the Customer and/or its authorized representatives require.

(b) Responsibility for Customer Provided Equipment: Except as expressly provided in this Agreement, title to the Customer Provided Equipment shall remain with the Customer at all times, and Q9 shall have no right, title or interest therein and Q9 shall keep the Customer Provided Equipment free and clear of all liens, security interests and encumbrances. The Customer has the sole responsibility far (i) obtaining, installing and maintaining all Customer Provided Equipment and related services necessary for interconnection with Q9’s network facilities or otherwise required for use in connection with any of the Services; and (ii) ensuring that such Customer Provided Equipment and related services are compatible with Q9’s requirements (including any modifications of the Services made by Q9 from time to time) as communicated to the customer in writing.

The Customer acknowledges that delivery of the Services by Q9 is dependent on the continuous availability and proper functioning of the Customer Provided Equipment and that Q9 has no liability for any inability to properly provide or for failure to deliver the Services arising from any material default of the Customer under this Agreement. If the Customer requests and Q9 agrees to handle or access any Customer Provided Equipment, the Customer shall provide Q9 with precise instructions on what it requires and Q9 shall not be liable for any damage to or adverse effects upon the Customer Provided Equipment.

(c) Installation and Removal of Customer Provided Equipment: Before beginning any delivery, installation or removal work, the Customer agrees to obtain Q9’s written approval of the Customer’s suppliers and contractors. The Customer may not permit any third party to have access to the Q9 Data Centre or Space without Q9’s prior written consent. In case of failure of the Customer Provided Equipment with resulting danger to the Q9 Data Centre and other equipment installed there, the Customer gives Q9 the right at the Customer’s expense to immediately disconnect, remove and safely store. If necessary, the Customer Provided Equipment, and Q9 will notify the Customer in such event. On termination, expiry or cancellation of this Agreement, the Customer shall immediately remove the Customer Provided Equipment from the Space. If the Customer has not done so within seven (7) business days of the end of this Agreement, then the Customer authorizes Q9 to disconnect the Customer Provided Equipment, remove if from the Space and the Q9 Data Centre and to store it on the Customer’s behalf. The Customer agrees to immediately reimburse Q9 for all charges incurred for the storage of the Customer Provided Equipment. If the Customer Provided Equipment has not been claimed by the Customer within thirty (30) days of receipt of Q9’s written request to do so, then the Customer shall be deemed to have abandoned the Customer Provided Equipment, to have surrendered all rights to its ownership or possession and to have authorized Q9 to dispose of the Customer Provided Equipment in such manner and for such terms as Q9 may determine in its sole discretion, without liability or compensation to the Customer.

(d) Identification of Customer Provided Equipment: The Customer consents to Q9 affixing distinctive tracking labels to each item of Customer Provided Equipment provided that such labels do not name the Customer or otherwise identify the Customer to third parties. The Customer will not remove any such labels until removal of the Customer Provided Equipment from the Q9 Data Centre by the Customer.

(e) Customer Provided Equipment as Security: In the event that the Customer falls to pay Q9 all amounts owing to Q9 under this Agreement when due, the Customer agrees that, upon delivery of prior written notice to the Customer and an opportunity to remedy the breach in accordance with Section 4 of this Agreement, Q9 may (i) restrict the Customer’s physical access to the Q9 Data Centre,

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Space and Customer Provided Equipment; and/or (ii) take possession of any Customer Provided Equipment and store it, at the Customer’s expense, until taken in full or partial satisfaction of any lien or judgment, all without being liable to prosecution or for damages.

(f) Availability of Power & Cooling: The Customer agrees not to exceed the amount(s) of aggregate power demand for the Customer’s physical space Services stated in the relevant Sales Order Form(s) or addendum. For the purposes of this Agreement, aggregate power demand will be measured in volt-amp (VA) units and calculated by summing the current drawn (in amps) on each phase of each circuit supplying power to the Customer Provided Equipment and then multiplying the resulting sum by 120 volts. For greater clarity, Q9 may require that the Customer obtain prior written authorization from Q9 before bringing Customer Provided Equipment into the Data Centre in order to ensure that the Customer does not exceed the stated amount(s) of power demand. Upon Q9’s determination and written notice to the Customer that the Customer is exceeding the stated amount of power demand, the Customer shall, within four (4) hours of Q9’s notice, comply with one of the following options as stipulated by Q9: (i) increase the stated amount of power demand to accommodate the Customer’s increased requirement (in accordance with Q9’s current rates and subject to availability and maximum power and cooling density restrictions as determined in Q9’s sole discretion); or (ii) decrease the Customer’s actual power demand to a level at or below the stated amount of power demand. Until such time as the Customer complies with one of the above noted options, the Customer acknowledges and agrees that the provisions of Q9’s Service Level Agreement with respect to power availability will not apply. In the event that the Customer is exceeding the stated amount of power demand and until such time as the Customer complies with one of the above noted options, the Customer also authorizes Q9, pursuant to Section 3 of the Agreement and without notice or compensation to the Customer, to lake such steps as Q9 deems necessary to protect the integrity of its business and systems, including without limitation, shutting off that portion of Q9’s power supply Services to the Customer required to decrease the Customer’s actual power demand to a level at or below the stated amount of power demand. The Customer further acknowledges and agrees that additional power demand will be provided to the Customer on an “as available” basis and is not guaranteed to be available to the Customer.

(f) Cooling of Customer Provided Equipment: For effective cooling of equipment, the Customer agrees to distribute all Customer Provided Equipment uniformly throughout the Customer’s Space within each Q9 Data Centre. The Customer further acknowledges that the effectiveness of cooling Customer Provided Equipment is significantly impacted by the thermal design of such equipment, the enclosure used, and the specific layout of equipment and associated airflow obstructions (such as cabling) within this enclosure. While Q9 will provide cooling capacity sufficient to effectively cool the Customer Provided Equipment and will, on request, assist the Customer, at no cost, with designing an equipment layout that maximizes cooling effectiveness, no guarantee is provided that any given subset of Customer Provided Equipment can be cooled effectively in any given enclosure.

6. Ownership and Intellectual Property.

(a) Ownership of Q9 and Customer Technology: This Agreement does not transfer from Q9 to the Customer any Q9 Technology, and all right, title and interest in and to Q9 Technology will remain solely with Q9. Nor does this Agreement transfer from the Customer to Q9 any Customer Technology, and all right, title and interest in and to Customer Technology will remain solely with the Customer, Q9 and the Customer each agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from the other party.

(b) Q9 Intellectual Property: All right, title, and interest in and to any derivatives, improvements, enhancements or extensions of Q9 Technology conceived, reduced to practice, or developed in connection with the Services during the term of this Agreement which are not uniquely applicable to the Customer in that they may have general applicability in Q9’s business, and any copyrighted material or protectable ideas contained therein (the “Q9 Intellectual Property”), shall vest in and be the property of Q9. The Customer agrees that it shall deliver to Q9 any and all documentation in its possession, as the case may be, relating to the Q9 intellectual Property (whether completed or in process) upon Q9’s request or in any event upon termination of this Agreement. The Customer hereby assigns to Q9 any and all rights the Customer may have in the Q9 intellectual Property. The Customer shall not retain, use, or disclose any of the Q9 intellectual Property without Q9’s prior written consent. If it is necessary for the Customer to join in or otherwise assist Q9 in the registration of any Q9 intellectual Property, the Customer shall, at Q9’s expense co-operate with Q9 and execute any and all documents deemed necessary by Q9 to register, and otherwise protect end perfect Q9’s rights and interests in, the Q9 intellectual Property.

(c) Customer Intellectual Property: All right, title, and interest in and to any derivatives, improvements, enhancements or extensions of the Customer’s Technology conceived, reduced to practice, or developed in connection with the Services during the term of this Agreement which are not uniquely applicable to Q9 in that they may have general applicability in the Customer’s business, and any copyrighted material or protectable ideas contained therein (the “Customer Intellectual Property”), shall vest in and be the property of the Customer. Q9 agrees that it shall deliver to the Customer any and all documentation in its possession, as the case may be, relating to the Customer intellectual Property (whether completed or in process) upon Customer’s request or in any event upon termination of this Agreement. Q9 hereby assigns to the Customer any and all rights Q9 may have in the Customer intellectual Property. Q9 shall not retain, use, or disclose any of the Customer intellectual Property without the Customer’s prior written consent. If it is necessary for Q9 to join in or otherwise assist the Customer in the registration of any Customer intellectual Property, Q9 shall, at the Customer’s expense co-operate with the Customer and execute any and all documents deemed necessary by the Customer to register, and otherwise protect and perfect the Customer’s rights and interests in, the Customer Intellectual Property,

7. Insurance.

The Customer agrees to maintain, at the Customer’s expense, during the entire time this Agreement is in effect, general liability and all risks insurance adequate to provide reasonable indemnity to the Customer and Q9 against liability for loss through bodily injury and/or death and damage to property of others, as well as replacement cost coverage in respect of the Customer Provided Equipment. Q9 shall be named as an additional insured under the required insurance and in respect of vicarious liability only and the insurer shall waive any subrogation or similar right against Q9 or any of Q9’s directors, officers, employees, contractors and agents. The Customer shall provide evidence of such insurance to Q9, promptly on demand. However, the Customer acknowledges that Q9 has no obligation to the Customer to insure nor be responsible for any loss or damage to the Customer Provided Equipment or any other property of any kind owned, leased or supplied by the Customer or its employees, contractors and agents.

At all times that Q9 performs Services under this Agreement, Q9 agrees that it shall maintain, at its own expense, general liability and all risks insurance, to provide reasonable coverage for bodily injury and/or death and damage to property of others, as well as replacement cost coverage in respect of the Q9 Provided Equipment. Q9 shall provide the Customer with evidence of such insurance promptly on demand.

8. Space Alterations.

The Customer shall make no alterations or improvements to the Space prior to submitting all plans and specifications for such

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improvements to Q9 and receiving O9’s prior written consent. The Customer shall not employ any contractor to perform such improvements unless previously approved in writing by Q9. All fixtures, alterations, improvements and/or appurtenances attached to or built into, on or about the Space shall be and remain part of the Space and shall not be removed by the Customer (unless otherwise directed by Q9). Upon termination or expiration of this Agreement, the Customer shall promptly remove all Customer Provided Equipment (and other property as directed by Q9) and shall restore the Space to its condition prior to the installation thereof, reasonable wear and tear excepted. Any Equipment or other property not so removed by the Customer may be removed and disposed of by Q9 and the Customer shall be liable for the cost of removal, disposal and restoration of the Space.

9. Term and Termination.

The term of this Agreement (“Term”) commences on the first day that all of the Services are initially provisioned to the Customer by Q9 (the “Installation Date”), and continues for one year (or longer, as per the relevant Sales Order Form). The Term automatically renews for one-year renewal periods absent contrary written notice provided at least thirty (30) days in advance. Termination for cause by Q9 may occur upon: (a) unremediated breach by Customer of any material term or condition of this Agreement after three (3) days written notice; (b) the Customer’s failure to function as a going concern or operate in the ordinary course; (c) assignment by the Customer for the benefit of creditors; (d) voluntary or involuntary bankruptcy filing by or against the Customer; or (e) breach by the Customer of the confidentiality restrictions in Section 13. Termination for cause by the Customer may occur upon: (a) unremediated breach by Q9 of any material term or condition of this Agreement after three (3) days written notice; (b) Q9’s failure to function as a going concern or operate in the ordinary course; (c) assignment by Q9 for the benefit of creditors; (d) voluntary or involuntary bankruptcy filing by or against Q9; (e) breach by Q9 of the confidentiality restrictions in Section 13; (f) the occurrence of any circumstance in which the building in which the Q9 Data Centre or the Space, or any substantial portion of any of them, or the means of access to same, are damaged or destroyed such that they are rendered unfit, as determined by the landlord of the Q9 Data Centre or the Space for use pursuant to the terms hereof and/or are rendered inaccessible, or (g) breach by Q9 of the terms of the SLA. Except where early termination occurs due to lack of agreement on new pricing (Section 4), Force Majeure Event (Section 14 (f)) or for cause as noted above, if the Customer terminates this Agreement prior to the end of the Term (as same may be renewed in accordance herewith), the Customer shall pay all amounts then due and unpaid plus a cancellation fee. The cancellation fee shall be seventy-five percent (75%) of the Fees due during the then remaining Term of this Agreement, excepting all third party fibre or remote link Services for which the cancellation fee shall be the full amount of Q9’s third party cancellation costs for said Services, to compensate Q9 for liquidated damages for early termination and not for penalty reasons. The cancellation fee shall also apply at Q9’s election upon its termination of this Agreement for the Customer’s materiel breach of this Agreement, which includes late or non-payment of Fees for Services in accordance with section 4 hereof. The Customer agrees to pay any cancellation fee within ten days of any specified early termination event. Customer acknowledges that the amounts payable pursuant to the preceding sentences herein are equitable compensation to Q9, and are intended to reasonably compensate Q9 for the losses which are occasioned by Customer’s failure to honour its obligations hereunder and that the exact amount of damages is difficult or impractical to establish. However, Customer may terminate the Agreement upon thirty (30) days written notice without obligation, if, subject to the Service Level Agreement, Customer experiences within a consecutive three (3) month period an aggregate of six (6) hours or more of any combination of network outage event(s) and/or eligible power loss event(s). In this regard, Customer shall only be obligated to pay Q9 for Services up to the effective date of termination or when Q9 Services were last rendered. Q9 may terminate this Agreement, in its sole discretion and upon providing the Customer with reasonable prior written notice, if, acting reasonably, it deems Customer’s Use of Services and operations within Q9’s Data Centre and Space to be detrimental to the business of Q9.

10. Q9 Warranty and Disclaimer.

The Customer uses the Services entirely at the Customer’s own risk. Other than as expressly provided herein or in the SLA, Q9 makes no warranty, express or implied, as to the Services including but not limited to any warranty or condition of merchantable quality or fitness for a particular purpose. The provision of any Service at a designated connection rate does not guarantee end-to-end throughput at that rate. Routine maintenance and periodic system repairs, upgrades and reconfigurations may result in temporary impairment or interruption in Service. As a result, Q9 reserves the right, from time to time, to temporarily reduce or suspend Service subject to the terms and conditions of Q9’s Service Level Agreement. Nevertheless, and subject to the limitations contained herein, Q9 warrants as follows: (i) that the Q9 Data Centre, Space and the Services will, in all material respects, conform to the requirements of the Service Level Agreement and Sales Order Form(s), as well as to any other applicable terms and conditions contained in this Agreement; (ii) that all Services provided hereunder shall be provided in conformance and compliance with applicable federal, provincial and local laws, administrative and regulatory requirements and requirements of any other authorities having jurisdiction over the subject matter of this Agreement and it shall be responsible for applying for, obtaining and maintaining all registrations and certifications which may be required by such authorities; and (iii) that the Services shall be performed by qualified personnel in a professional manner and in accordance with reasonably applicable industry standards., The Customer’s sole and exclusive remedy for breach of the above warranties or any claim related to the Services shall be repair or replacement of the Services in accordance with the Service Level Agreement and Q9’s operational procedures and Data Centre rules and guidelines as currently in effect, or termination pursuant to Section 9 above. WITH RESPECT TO THE SERVICES, ANY EQUIPMENT AND/OR THE SUBJECT MATTER OF THIS AGREEMENT, THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, OR CONDITIONS EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

11. Limitation of Liability.

For any claim arising under or related to the Services or this Agreement, each party’s damages or recovery shall be limited to those actually proven as directly attributable to the negligence of the other party, subject to the following limitations set out in this Section 11. Neither party shall be liable to the other party under any circumstances for any indirect, incidental, reliance, special, punitive or consequential damages including, but not limited to, lost profits, lost opportunities, even if the other party has been advised of the possibility of such damages. Neither party shall in any event be liable to the other party for an amount greater than the amount paid by the Customer to Q9 for the Services in the eighteen (18) months prior to notice of the claim under which damage is claimed or if this Agreement has been in force less than six months, the amount paid by the Customer in such lesser period. Except for the foregoing provision, Q9 shall not be liable, either in contract, tort, warranty, strict liability, negligence or under any statute, regulation or any other theory for any losses or damages resulting from (i) unauthorized access, alteration, theft, corruption, or destruction of or to the Customer’s or its customer’s or end user’s computer files, databases, network, transmission facilities or equipment; or (ii) the content, accuracy or quality of the data transmitted through the Services.

12. Indemnity.

The Customer will indemnify and save Q9, its affiliates, officers and directors, harmless from and against all loss, liability, damage and expense, including reasonable legal fees, caused by the negligent or willful acts or omissions of Customer’s officers, employees, agents,

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vendors or contractors and arising from claims or demands: (a) for damages to property or for injury or death to persons, including without limitation any disability, death or Worker’s Compensation benefits; (b) from data transmitted, received or stored on or over Q9’s network by or through the Customer in violation of the provisions of Section 14 (b) and Section 14 (c) below; (c) from the Customer’s violation of the provisions of Section 3 above or breach of any material provision of this Agreement; (d) for any damages or loss incurred directly by Q9 as a result of a failure of any Customer Provided Equipment installed within the Q9 Data Centre or Space, including, but not limited to, failures resulting in fire, electrical malfunction, and heat and/or water damage, even when such Customer Provided Equipment was installed with the permission or assistance of Q9; (e) of infringement of a third party’s proprietary rights based upon any information, materials or access to property provided by the Customer; or (f) out of or relating to the conduct of the Customer’s business, including without limitation, claims by any customer or end user of the Customer’s products or services

Q9 will indemnify and save Customer, its affiliates, officers and directors, harmless from and against all loss, liability, damage and expense, including reasonable legal fees, either (a) caused by the negligent or willful acts or omissions of Q9’s officers, employees, agents, vendors or contractors and arising from claims or demands; or (b) for damages to property or for injury or death to persons, including without limitation any disability, death or Worker’s Compensation benefits; or (c) from Q9’s breach of any material term of this Agreement.

The above Indemnities shall survive the termination of the Agreement.

13. Confidentiality.

In connection with this Agreement, a party might obtain information of the other party which is confidential or proprietary in nature (“Confidential information”). As it relates to each party, respectively, such Confidential Information shall include, without limitation: (a) any specifications, protocols, configurations and routing data related to the Q9 Data Centre facilities, technology and network services or any of the Customer’s specifications, protocols, configurations, technology and application software; (b) any processes, methods, ideas, techniques, drawings, works of authorship, inventions, know-how, software, algorithms and formulae related to the products or services of Q9 or the Customer; (c) information concerning research, development, financials, procurement, pricing, customer lists, customer service specifications, investors, employees, third party relationships, forecasts and marketing plans of Q9 or the Customer; (d) any other information or material that is proprietary to Q9 or the Customer; and (e) any other information that is marked confidential, restricted, proprietary or with a similar designation whether written or oral. Such information shall be deemed Confidential information, whether or not described as such at the time of communication. The parties agree: (i) to take all reasonable steps necessary to maintain the confidentiality of any such Confidential information, and not to disclose such Confidential information without the other party’s prior written consent; (ii) to not use or copy any Confidential information for any purpose other than in direct furtherance of the purposes of this Agreement; and (iii) that their obligations under this Section 13 shall survive the termination of this Agreement for a period of three (3) years. Notwithstanding the foregoing, each party’s confidentiality obligations shall not apply to the extent that disclosed Confidential information: (1) is already known to the other party without an obligation of confidentiality; (2) becomes publicly available through no fault of the other party; (3) is received from a third party rightfully and without restriction; (4) is independently developed without exposure to the Confidential information; or (5) is required to be disclosed by law, provided the non-disclosing party is provided reasonable notice prior to the disclosure and the disclosing party reasonably cooperates in any attempt by the non-disclosing party to quash the legal requirement or otherwise prevent disclosure of its Confidential information through legal means. The terms and conditions of this Agreement shall be deemed to be Confidential information,

14. Miscellaneous.

(a) Notice: Unless otherwise provided, any notice pursuant to this Agreement shall be in writing and shall be delivered, sent by fax or by e-mail to:

(i) Q9 at its address or fax number shown on a Sales Order Form or to such other address, fax number or e-mail address of which Q9 may notify the Customer; and

(ii) the Customer’s address, fax number or e-mail address as maintained by Q9 in its customer records database from time to time. Notice shall be deemed given on the first business day after it is delivered, sent by fax or by e-mail. For the purposes of notice, a business day shall be a day on which chartered banks are open for business in the place in which the recipient of the notice is located.

(b) Policy Statement: The Customer will observe all generally accepted customs and practices of the Internet (known as “netiquette”). By way of illustrations but not limitation, the Customer agrees not to:

(i) carry out unsolicited mass e-mail (“spam”) or Usenet advertising campaigns;

(ii) harvest e-mail addresses or other confidential information for any purpose, including re-sale;

(iii) engage in any activity which could cause loss or degradation of service to other Q9 customers or internet users;

(iv) compromise the security or integrity of others’ computer systems of software; or

(v) misrepresent or impersonate other internet users.

If Q9 detects or is advised of any use of the Services in contravention of this or any future comparable provision of this policy statement, the Customer authorizes Q9, without notice or compensation to the Customer, to take such steps as Q9 deems necessary to protect the integrity of Q9’s business and systems including, without limitation, placing filters on routers serving the Customer or ceasing to deliver some or all of the Services.

(c) Re-Sale: Unless a Sales Order Form specifically provides for Re-Sale, no Re-Sale of the Services may be made.

(d) Assignment: This Agreement is for the benefit of and shall be binding upon the parties and their respective successors and permitted assigns. The Customer shall neither assign, delegate nor transfer its rights or duties under this Agreement without Q9’s prior written consent, except that the Customer may assign and transfer this Agreement to any parent company, company under its or any common ownership or control, where ownership or control is represented by ownership of at least fifty-percent of an entity’s equity or voting securities or shares, or any company which acquires all or substantially all of the assets of the Customer. Q9 may neither assign, delegate nor transfer its rights or duties under this Agreement without providing prior written notice to the Customer, except that Q9 may assign and transfer this Agreement to any parent company, company under its or any common ownership or control, where ownership or control is represented by ownership of at least fifty-percent of an entity’s equity or voting securities or shares, or any company which acquires all or substantially all of the assets of Q9.

(e) Waiver: No waiver of any part of this Agreement or Schedules, inclusive of any violation or breach, shall be deemed to be a waiver of any other provision of this Agreement or be deemed to be a waiver of any subsequent violation or breach. No waiver is to be interpreted as a continuing waiver unless agreed to in writing by the parties.

(f) Force Majeure Event: Except as provided for in the Q9 Service Level Agreement, the parties shall not be liable for any delay or failure in performance due to war, riots, embargoes, strikescasualties, accidentsfire, earthquake, flood, acts of God, supplier or vendor failure or other occurrence beyond the party’s direct control (each, a “Force Majeure Event”). The parties shall notify the other party of a Force Majeure Event and if a Force Majeure Event continues for more than fifteen (15) days, Q9 or the Customer may cancel this Agreement with no further liability (except for any amounts due and not paid by the Customer up to the date of commencement of the Force Majoure Event) as a result of such Force Majoure Event.

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(g) Accurate Information: The Customer represents, warrants and agrees that it will provide to Q9 accurate and reliable information with respect to Q9’s Customer information Form and all other information requested or required by Q9 for the purpose of fulfilling its obligations under this Agreement.

(h) Non-Solicitation: During the Term of this Agreement and continuing through the first anniversary of the termination of this Agreement, the Customer agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by Q9 or contracted by Q9 to provide Services to the Customer.

(i) Domain Names: If Q9 ceases to provide the Services, the Customer acknowledges its responsibility to immediately arrange for the transfer of all domain names to another Q9 service or to new name servers and that Q9 shall be under no obligation pursuant to this Agreement to continue to provide such servers to the Customer.

(j) IP Addresses: The Customer acknowledges that all IP addresses assigned by Q9 to the Customer in connection with the Services remain the property of Q9 and all use thereof shall be surrendered by the Customer on termination of this Agreement.

(k) Complete Agreement: This Agreement is the entire and complete Agreement between the parties with respect to the Services and subject matter hereof and supersedes any prior or contemporaneous agreements or understandings between the parties, whether written or oral, and may not be modified in any way unless by means of written addendum, signed and dated by the duty authorized representatives of the parties. In the event of any conflict between these Master Terms and Conditions and any Schedules or attachments, these Master Terms and Conditions shall control unless expressly stated to the contrary. Any provision hereof that contemplates continuing obligations on a party shall survive the expiration or termination of this Agreement.

(l) Severability: If any portion of this Agreement is found to be invalid, illegal or unenforceable by a court of competent Jurisdiction, the remaining provisions shall remain in effect and the parties shall immediately begin negotiations to replace any invalid, illegal or unenforceable portions that are essential parts of this Agreement.

(m) Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, It shall not be necessary to produce or account for more than one such counterpart. A facsimile signature shall constitute a valid and binding signature with the same effect as if it were an original signature endorsed on this Agreement.

The Customer acknowledges that it has read, understands and agrees to Q9’s Master Terms and Conditions as set out herein which will govern all services provided by Q9.

IN WITNESS WHEREOF the parties have executed this Agreement by and through their duly authorized representatives as of the Effective Date.

SIGNED, SEALED AND AGREED TO BY:

Q9 Networks Inc.		Customer:	Yak Communications (Canada) Inc.

Signature:	/s/ DAVID RALSTON	Signature:	/s/ VALERIE FERRARO
Name:	DAVID RALSTON	Name:	VALERIE FERRARO
Title:	VP - SALES	Title:	PRESIDENT

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